EXHIBIT 2.2
COOPERATION AGREEMENT
          This COOPERATION AGREEMENT (this “Agreement”), dated as of July 23, 2007, is entered into by and between Cumulus Media, Inc., a Delaware corporation (the “Company”), and Lewis W. Dickey, Jr. (the “Executive”).
          WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has entered into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”) with Cloud Acquisition Corporation, a Delaware corporation (“Parent”), and Cloud Merger Corporation, a Delaware corporation (“Merger Sub”), dated as of the date hereof, pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company as the surviving corporation;
          WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, and as an inducement and in consideration therefor, the Company has required that the Executive agree, and the Executive has agreed, to enter into this Agreement; and
          WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings given them in the Merger Agreement;
          NOW, THEREFORE, in consideration of the foregoing and the mutual premises, covenants and agreements contained in this Agreement, the parties intending to be legally bound, hereby agree as follows:
ARTICLE I
COOPERATION
     Section 1.1. Company Acquisition Proposals.
          (a) During the Pre-Closing Period, the Executive, solely in his capacity as Chief Executive Officer of the Company, will cooperate with, and not take any action that reasonably would be expected to frustrate, delay, interfere with or impede, the efforts of the Company, acting through the Special Committee, and its Representatives to initiate, solicit and encourage, whether publicly or otherwise, Company Acquisition Proposals and any discussions or negotiations in connection therewith, in each case, so long as the Merger Agreement is in effect, to the extent, and only to the extent, permitted by the provisions of the Merger Agreement. For purposes hereof, the term “Pre-Closing Period” shall mean the period of time commencing on the date of this Agreement and ending on the first to occur of (i) the date all of the obligations of the Executive under the Voting Agreement of near or even date herewith among Parent, the Company, the Executive and the other Contributing Stockholders (the “Voting Agreement”), other than those under Articles V and VI thereof, terminate; and (ii) the termination of Executive’s employment with the Company for any reason.
          (b) In furtherance and not in limitation of the foregoing, such cooperation shall include (i) participation in meetings, presentations, due diligence sessions and other sessions with Persons or groups that have indicated an interest in making a Company Acquisition Proposal and the Representatives and financing sources of such Persons (collectively, “Potential Acquirors”), (ii) assistance in preparation of solicitation materials, offering documents and similar documents to be used in connection with such efforts, (iii) promptly providing Potential Acquirors with access to all financial and other information concerning the Company or its Subsidiaries that the Company, acting through the Special Committee, and its Representatives determine to provide to Potential Acquirors, provided that, notwithstanding the foregoing, Executive (A) so long as the Merger Agreement is in effect, shall only be required to cooperate with the Company to the extent that the actions to which such cooperation pertains are permitted by the provisions of the Merger Agreement and (B) shall not be required to provide Potential Acquirors with access to any notes, analyses, compilations, interpretations or other similar documents prepared by him (other than in his capacity as an officer of the Company) or by or on behalf of Representatives of Parent or Parent’s Affiliates (other than the Company) and (iv) cooperating and assisting in obtaining any consents, waivers, approvals and authorizations for and in connection with any Company Acquisition Proposal.
     Section 1.2. Effect on Executive’s Duties. This Agreement is not intended to limit in any manner any fiduciary or other duties that the Executive may have to the Company or its stockholders in his capacity as an officer or director of the Company.
ARTICLE II
MISCELLANEOUS
     Section 2.1. Notices. All notices, requests and other communications to any part hereunder shall be in writing (including facsimile or similar writing) and shall be given:
     if to the Executive, to:
Lewis W. Dickey, Jr.
c/o Cloud Acquisition Corporation
3535 Piedmont Road
Building 14, 14th Floor
Atlanta, Georgia 30305
Fax: (404) 443-0742
     if to the Company, to:
Cumulus Media, Inc.
3535 Piedmont Road
Building 14, 14th Floor
Atlanta, Georgia 30305
Attention: Richard S. Denning, Esq.
Fax: (404) 260-6877
     Section 2.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     Section 2.3. Jurisdiction. Each party irrevocably submits to the jurisdiction of (a) any Delaware State court, and (b) any Federal court of the United States sitting in the State of Delaware, solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any suit, action or proceeding relating hereto either in any Federal court of the United States sitting in the State of Delaware or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in any Delaware State court. Each party irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby in (i) any Delaware State court, and (ii) any Federal court of the United States sitting in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by registered mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 2.3 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 2.3 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 2.3. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2.3.
     Section 2.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.
     Section 2.5. Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.
     Section 2.6. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and both of which shall constitute one and the same document. This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
     Section 2.7. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only in a writing executed by the parties to be bound thereby.
     Section 2.8. Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto (in the case of the Company, acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its disinterested directors).
     Section 2.9. Termination of Agreement. This Agreement may be terminated: (i) by the mutual written consent of the parties hereto or (ii) by either party following the Pre-Closing Period.
     Section 2.10. Enforcement. The Executive agrees that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach). Accordingly, it is agreed that in the event of a breach or threatened breach of this Agreement by the Executive, the Company (and its successors and assigns) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which the Company is entitled at law or in equity. The Executive irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by the Company
     Section 2.11. Fees and Expenses. Except as expressly provided in this Agreement or the Merger Agreement, each party is responsible for its own fees and expenses (including the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entry into of this Agreement and the consummation of the transactions contemplated hereby. For the avoidance of doubt, the Executive, when performing services on behalf of the Company as CEO pursuant to this Agreement shall be entitled to reimbursement for his out-of-pocket expenses in accordance with the Company’s normal reimbursement policies consistent with past practice.
[Signatures appear on following page]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

CUMULUS MEDIA, INC.

By:	/s/ Richard S. Denning

Name: Title:	Richard S. Denning Vice President, Secretary and
General Counsel

LEWIS W. DICKEY, JR.

/s/ Lewis W. Dickey, Jr.